Exhibit 10.1

                              REPAYMENT AGREEMENT*

              [*Translation only. The only legally valid version of this document is the German one.]

                                     between

                                  Epicept GmbH

                        Goethestra(beta)e 4, 80336 Munich

                    hereinafter "Technologieunternehmen (TU)"

                                       and

                  tbg Technologie-Beteiligungs-Gesellschaft mbH

                       Ludwig-Ehrhard-Platz 1, 53179 Bonn

                                hereinafter "TBG"

                                    PREAMBLE

Within the framework of the "Investment Capital for Small Technology Companies
(BTU)" programme implemented with the German Federal Ministry for Business and Technology (BMWI) and the German Reconstruction Loan Corporation (KfW), formerly the German Compensation Bank, tbg concluded a typical silent partnership agreement with TU on 26.8.1997 (hereinafter "BTU CONTRACT" relating to a sum of (euro) 1,533,875.64. The investment was fully paid in by tbg. tbg has received no repayments towards this sum.

At the end of the term of the silent partnership on 31.12.2007, the following claims of tbg based on the BTU contract are due:

1. Nominal amount of undisclosed investment

   as per ss. 2, Section 1 of the BTU contract             EUR   1,533,875.64

2. Outstanding fixed payment (gross)

   as per ss. 9, Section 1 of the BTU contract             EUR      23,008.13

3. Final payment of 9.78%

   contrary to ss. 9, Section 4 of the BTU contract        EUR     150,000.00

4. Outstanding profit-based payment

   as per ss. 9, Section 2 of the BTU contract             EUR           0.00


TOTAL:                                                     EUR   1,706,883.77
                                                           ------------------

As TU is unable to repay the entire sum at the end of the contract on 31.12.2007 / the liquidity position does not permit an immediate repayment, the parties have agreed that the above-mentioned total amount shall be repaid as follows:

                   SS. 1 REPAYMENT OF THE ENTIRE SUM, INTEREST

(1) TU will repay to tbg the final payment due of (EURO) 150,000.00 and the accrued fixed remuneration of (EURO) 23,008.13 on 31.12.2007 and the nominal amount of (EURO) 1,533,875.64 by the end of 30.6.2008 at the latEST. With the payment of EUR 150,000.00 KfW waives the final payment provided for in ss. 9 Section 4 of the BTU contract.

(2) Interest will from the termination of the BTU contract onward be payable at a total rate of 7.38% per annum on the total amount which remains payable. This interest will be due retrospectively on 30 June and 31 December of each year or upon the final payment date, if earlier. It includes a processing charge and a risk premium.

(3)    TU is entitled to pay the nominal amount earlier instead.

(4) TU will ensure that the investment income tax payable by law and the statutory solidarity surcharge on the final payment and the fixed payments for the original undisclosed investment are paid. It will make these payments when due directly to the tax authority responsible for TU and issue a tax certificate to tbg in accordance with ss. 45a German Income Tax Act to tbg on the forms provided by tbg.



                     SS. 2 INFORMATION AND MONITORING RIGHTS

(1) TU will continue to supply tbg with monthly reports in their current form through vcontarget (information on profit trends, order book situation, outstanding finance, employees, special factors) by the end of the following month.

(2) Every six months, on 31 March and 30 September of each year, TU must report to tbg on its economic position in the current form through vcontarget (bulletin report).

(3) TU hereby undertakes to submit its annual financial statements to tbg within a maximum of six months following the balance sheet date. In exceptional cases, tbg may waive its entitlement in writing to certification by an auditor / certified auditor pursuant to ss. 322 German Commercial Code.

       tbg is also entitled to require other document/records etc. to be submitted and to inspect TU's business accounts. tbg is also entitled to employ third parties for the exercise of its monitoring rights.

(4) TU grants the BMWi and one of its representatives the same submission, information and inspection/auditing rights as tbg. TU hereby consents to tbg sending the data obtained about its business and the innovation project promoted on to the BMWi or to an Institute employed by the latter for the scientific evaluation of the programme on which this contract is based. It also confirms that it is willing to supply the information necessary for the scientific evaluation of the programme to BMWi and an institute employed by it directly as well. The BMWi is entitled to pass on the data supplied to it to the EU Commission for the exercise of regulatory and supervisory authorities. In the preparation/formulation


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
       and if relevant in the publication of data about the programme, care will be taken to ensure that no damage is caused to TU.

(5) The German Federal Financial Court is entitled to exercise auditing rights pursuant to ss. 91 BHO vis-a-vis TU. For auditing purposes, TU will supply the German Federal Audit Office and tbg with all document/records etc. which the German Federal Audit Office considers necessary, and supply the appropriate information.


                                 SS. 3 PAYMENTS

Payments to tbg must be made into the latter's account No. 12 14120895 at KfW Frankfurt (Sort Code 500 204 00) stating as intended use "Repayment of investment Epicept GmbH, DN 732712, tbg-No. 034932"1.



                             SS. 4 TERM, TERMINATION

(1) This repayment agreement will terminate without any notice having to be given when all of the payment obligations referred to in ss.1 (1) have been completely satisfied, but at the latest on 30.6.2008. If the contract terminates without the total sum referred to in ss. 1 (1) having been paid to tbg, the total sum will be due for payment immediately.

(2) The contracting parties are entitled to terminate this contract by written declaration without notice for good cause.

       tbg will in particular be entitled to terminate for good cause if

       a) bills of exchange accepted by TU are protested, TU stops payments, insolvency proceedings with respect to TU's assets are commenced or inability to pay is established in any other way;

       b)     TU is wound up or liquidation proceedings are carried out;

       c) TU fails to comply with its reporting obligations in accordance with contract.


                                  SS. 5 GENERAL

(1) Amendments and additions to this contract, including this requirement for the written form, must be in writing. Verbal agreements subsidiary to this contract have no legal force. The German version alone of this repayment agreement has legal force. Any English version is only a translation of the decisive German text.

(2) Should any term of this contract be legally invalid, the remaining terms will not be affected by this. TU and tbg must replace invalid contract terms with provisions which are legally valid and which come as close as possible to achieving the aim and purpose of the legally invalid ones. The same will apply in the event of terms having been omitted.


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
(3) For all legal disputes arising out of this contract or its implementation, the legal venue is Bonn.

(4) All of the services provided by tbg under the terms of this contract are VAT-exempt financial services. KfW's VAT identification number is DE 114 104 280 (relationship of control for VAT purposes with KfW).



Bonn, dated                                                    Munich, dated



tbg Technologie-Beteiligungs-Gesellschaft mbH                  Epicept GmbH



























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